Exhibit 99.2

PRESS RELEASE

1004 N. Big Spring, Suite 400	Contact:	Cindy Thomason
Midland, TX 79701	(432) 684-3727	Manager of Investor Relations
http://www.plll.com		cindyt@plll.com

PARALLEL PETROLEUM ANNOUNCES OPERATIONS UPDATE

MIDLAND, Texas, (BUSINESS WIRE), November 7, 2005 – Parallel Petroleum Corporation (NASDAQ: PLLL) today announced its operations update. Please refer to the Company’s press releases dated January 11, 2005, March 15, 2005, May 9, 2005, August 2, 2005 and September 27, 2005 for prior information on the Company’s operations and its $43.7 million 2005 capital investment budget. In a separate press release issued this morning, Parallel announced its financial results for the third quarter ended September 30, 2005.

The Company’s net daily production for the third quarter ended September 30, 2005 averaged 4,691 equivalent barrels of oil (BOE) per day, compared to 3,681 BOE per day for the second quarter ended June 30, 2005.

Current Operations by Area/Property

Permian Basin

The Permian Basin generated approximately 62% of Parallel’s third quarter 2005 daily production (2,903 BOE per day) and represented approximately 90% of its reserve value as of December 31, 2004.

Fullerton San Andres Field, Andrews County, Texas – This property generated approximately 35% of the Company’s third quarter 2005 daily production (1,619 BOE per day) and represented approximately 48% of its reserve value as of December 31, 2004.

The Company budgeted approximately $3.7 million to fund 6 re-fracs and the drilling and completion of 13 new infill wells in the field during 2005. Three wells were drilled and completed during the second quarter of 2005 and are currently producing at a combined rate of 105 gross barrels of oil per day (bopd). A rig moved back into the field during September to drill an additional 9 wells. Five of these wells have been drilled. Of the five wells, 1 well is awaiting completion, 2 wells are being completed, and 2 wells have recently been placed on test. Parallel owns an 82% average working interest in these properties.

Carm-Ann San Andres Field/N. Means Queen Unit, Andrews & Gaines Counties, Texas – These properties generated approximately 13% of the Company’s third quarter 2005 daily production (616 BOE per day) and represented approximately 11% of its reserve value as of December 31, 2004.

Parallel acquired these properties for a combined net purchase price of approximately $18.7 million through multiple transactions in the fourth quarter of 2004 and the first quarter of 2005. This acquisition established a new core operating area that is located within 50 miles of the Company’s Midland, Texas, headquarters.

The assets include 25 leases covering 5,360 gross contiguous acres, with 67 gross producing oil and natural gas wells. Within the 5,360 acres, approximately 1,600 acres are productive from the San Andres formation at a depth of approximately 4,500 feet. The San Andres is currently drilled on 40-acre spacing and has never been waterflooded. Parallel initiated a 20-acre infill drilling program in the second quarter of 2005 in preparation for the installation of a waterflood.

The Company originally budgeted approximately $4.1 million for the Carm-Ann/N. Means Queen properties in 2005 to fund 22 workovers and the drilling of 13 new infill wells. The drilling portion of the capital development program was expanded to provide for additional wells and facility expansion, which increased the budget to approximately $8.0 million.

Sixteen San Andres wells have been completed and are now on pump at a combined rate of 400 gross bopd. One Queen formation well is awaiting completion. In a press release dated September 27, 2005, Parallel provided detailed results of the initial development drilling program. Due to the positive response Parallel has

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Parallel Petroleum Announces Operations Update

November 7, 2005

experienced with this program, the Company has secured a rig to move back into the field during the fourth quarter of 2005 to accelerate the drilling program. In addition to the drilling program, a total of 6 producing-well stimulation workovers have been performed. Current incremental production from these workovers is 90 gross bopd. Parallel is the operator of these properties with an average working interest of approximately 77%.

Harris San Andres Field, Andrews & Gaines Counties, Texas

In a press release dated October 17, 2005, Parallel announced that its subsidiary, Parallel, L. P., entered into a Purchase and Sale Agreement with 10 unaffiliated parties to acquire producing and undeveloped oil and gas properties having an estimated 6.4 million BOE of proved reserves. Of the 6.4 million BOE, 1.8 million BOE are proved developed producing reserves (PDP), and 4.6 million BOE are proved undeveloped reserves (PUD) providing for future infill drilling and waterflood implementation opportunities. Current gross production from 35 wells is approximately 650 BOE per day, which will be approximately 440 BOE per day, net to Parallel. Parallel will acquire, own and operate a 90.0% working interest and 67.5% net revenue interest in the properties. The leases are approximately one mile from the Company’s Carm-Ann assets and will be integrated into the Carm-Ann base of operations.

The purchase price is $44.5 million. Consummation of the acquisition is subject to customary closing conditions and purchase price adjustments. Several separate closings are expected to occur during the period of November 15, 2005 through January 15, 2006. The effective date will be November 1, 2005. Please refer to the Company’s press release dated October 17, 2005 for additional information.

Diamond M Shallow Leases, Scurry County, Texas – This property generated approximately 1% of the Company’s third quarter 2005 daily production (62 BOE per day) and represented approximately 13% of its reserve value as of December 31, 2004.

The Company completed a 30-well infill development program during 2004, with one-third of the wells drilled on producing well locations and two-thirds of the wells drilled on injection well locations. A total of $5.0 million was originally budgeted to be invested in 2005 to fund 16 workovers and “conversions to injection” throughout the year and for a 15-well development drilling program, pending satisfactory waterflood response. Approximately $4.0 million of this budgeted expenditure has been deferred until there has been an evaluation of the initial waterflood response. At present, all but two of the “conversions to injection” have been completed, and production has been flat at approximately 220 gross bopd for three months, indicating early flood response. Parallel is the operator of these properties with an average working interest of approximately 66% above the contractual base volumes associated with the Company’s work-to-earn arrangement with Southwestern Energy (NYSE: SWN).

Diamond M Canyon Reef Unit, Scurry County, Texas – This property generated approximately 5% of the Company’s third quarter 2005 daily production (252 BOE per day) and represented approximately 9% of its reserve value as of December 31, 2004.

A total of $9.4 million was budgeted for 2005 to fund the workover of 24 wells, the drilling of 3 new wells, associated equipment upgrades, and the acquisition of a new 3-D seismic survey. Due to the lack of equipment availability, the seismic survey has been deferred to the first half of 2006. In addition, one of the new wells will be deferred to 2006. The result of these delays will be the deferral of approximately $4.0 million of expenditures into 2006.

The Company initiated activity on its 24-well workover program in the first quarter of 2005, with activity to date having occurred on 19 wells. All but 6 of these workovers consisted of the reactivation and deepening of previously abandoned wells. Two of the workovers were terminated due to deteriorated wellbore conditions, and 4 workovers resulted in no incremental production. One well was recently placed on pump, and 3 workovers are in process. Each of the 9 wells currently on pump has averaged approximately 38 gross BOE per day. Parallel is the operator of these properties with an average working interest of approximately 66% above the contractual base volumes associated with the Company’s work-to-earn arrangement with Southwestern Energy.

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Parallel Petroleum Announces Operations Update

November 7, 2005

New Mexico Wolfcamp Gas Project – This project generated approximately 1% of the Company’s third quarter 2005 daily production (47 BOE per day) and represented less than 1% of its reserve value as of December 31, 2004.

This project consists of three areas in which the primary target is the Wolfcamp formation at a depth of approximately 5,000 feet. The Wolfcamp formation is a known natural gas-producing reservoir but historically has been marginally economic due to low per-well producing rates and low natural gas prices. Parallel believes this project’s reservoir can be more efficiently exploited through the application of new horizontal drilling and hydraulic fracture stimulation technologies.

Area 1 – This part of the project consists of approximately 5,200 acres, net to Parallel. Parallel’s base working interest in this area is approximately 8.5%. During 2004, the Company participated with Perenco, LLC in the drilling and completion of six horizontal Wolfcamp wells. Five of the wells are currently on production at a combined rate of approximately 1,300 gross Mcf of gas per day (Mcfgpd). The Thames No. 1, which has been the most productive well to date, went to sales in June 2004, has cumulative production in excess of 0.5 gross Bcf of gas through September 2005, and continues to produce at the rate of approximately 690 gross Mcfgpd. None of the Perenco-operated wells were completed with the “state of the art” completion procedures that are currently being utilized in this area, which include horizontal liners that are cemented in place, selectively perforated, and multi-stage fracture stimulated.

LCX Energy, LLC, which purchased the assets of Perenco earlier this year, now has completion operations under way on the seventh well, the eighth and ninth wells are currently awaiting completion, and two rigs are currently drilling the tenth and eleventh wells.

Parallel also has within Area 1 an approximate 18.1% working interest in the EOG Resources Inc. (NYSE: EOG) operated Nile No. 22-1H well. The well was drilled horizontally with a lateral of approximately 4,000 feet and was multi-stage fracture stimulated and placed on sales during the last week of February. The well has cumulative production of approximately 0.5 gross Bcf of gas through September 2005, has paid out, and continues to flow to sales at an approximate rate of 1,200 gross Mcfgpd.

EOG Resources Inc. has also finished the drilling and completion of the Jordan No. 22-1H horizontal well, which is a 320-acre offset to the Nile No. 22-1H well. The well began flowing to sales in August. Average production for the month of September, which was the first full month of production, averaged approximately 1,600 gross Mcfgpd. Parallel has an approximate 9% working interest in the Jordan No. 22-1H. EOG Resources Inc. has proposed to drill two 160-acre offset wells to both the Nile No. 22-1H and the Jordan No. 22-1H.

Area 2 – This part of the project, which is contiguous to Area 1, consists of approximately 30,000 acres, net to Parallel, and will be operated by Parallel. The Company initiated well operations in the second quarter of 2005 with the re-entry of a plugged and abandoned well to determine the economic viability of properly stimulated vertical wells and to collect basic data for utilization in horizontal well design. This well is currently awaiting pipeline connection. Horizontal drilling is expected to begin during the fourth quarter of 2005. The Company owns an 85.0% working interest in this area.

Area 3 – This part of the project, which is contiguous to Area 1, consists of approximately 2,300 acres, net to Parallel, and will be operated by Parallel. The Company initiated drilling operations in mid-October with the spudding of its first well, the Boxtop 1921-1 Federal No.1. The well is being drilled to the Morrow formation in order to satisfy a “drill-to-earn” obligation. The Company expects that the well will then be plugged back to the Wolfcamp formation for the drilling of a horizontal test. Parallel owns an 85.0% working interest in this area.

Techniques and procedures utilized will continue to be refined, based on all available information derived from Areas 1, 2 and 3. Based upon the results of the initial wells drilled and re-entered, Parallel believes this project has the potential to become a multi-well, long-life gas project that will be developed over the next three to five years. Initially, wells are being drilled on 320-acre spacing. As discussed above, EOG Resources Inc. has proposed to drill 2 wells on 160-acre spacing. After sufficient performance data has been evaluated, down-

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Parallel Petroleum Announces Operations Update

November 7, 2005

spacing may prove to be a viable option. Parallel is orienting initial development to accommodate future down-spacing. The Company has secured the first drilling rig on a multi-well contract and anticipates adding a second drilling rig in early 2006.

The Company budgeted approximately $7.6 million for the New Mexico properties in 2005 for 3 re-entries, 6 new wells, and additional leasehold acquisitions.

Other Permian Basin Projects – Other Permian Basin projects generated approximately 7% of the Company’s third quarter 2005 daily production (307 BOE per day) and represented approximately 9% of its reserve value as of December 31, 2004.

The Company budgeted approximately $2.0 million for other Permian Basin properties in 2005, primarily for lease and well equipment and capitalized overhead.

North Texas

Barnett Shale Gas Project, Tarrant County, Texas – This project generated approximately 10% of the Company’s third quarter 2005 daily production (484 BOE per day) but did not contribute to the Company’s daily production or reserve value during the first half of 2005.

The Company’s Barnett Shale Gas Project now has five wells on production. Two wells operated by Ft. Worth-based Four Sevens and three wells operated by Dallas-based Dale Resources, LLC are now producing at a combined rate of approximately 15,500 gross Mcf of gas per day, or 2,584 gross BOE per day (600 BOE per day, net to Parallel). The current average daily producing rate from each of these five wells ranges from a low of 1,200 gross Mcf to a high of 5,800 gross Mcf of gas per day. Another well operated by Dale Resources, LLC is currently awaiting completion and pipeline connection. Parallel’s working interest in each of the four wells operated by Dale Resources, LLC is approximately 40% before payout and approximately 28% after payout. Parallel’s working interest in each of the two wells operated by Four Sevens is approximately 20% before payout and approximately 14% after payout.

In order to accelerate development, Dale Resources, LLC has secured a drilling rig from Pioneer Drilling Company (AMEX: PDC) for a two year period. The drilling rig is expected to be on location in December. A second drilling rig has been obtained for a three-well package and is currently drilling its first well. Due to topography, all wells will be drilled from multi-well pads, and current initial wellbores are being oriented to accommodate future down-spacing. The first phase of a pipeline system has also been completed, which will form the central point of the field gathering system.

Parallel’s Barnett Shale gas project is located east of downtown Ft. Worth, in Tarrant County, Texas, between the Newark East Barnett Shale gas field to the north in Tarrant County and the Cleburne Barnett Shale gas field to the south in Johnson County. The Company’s current leasehold position in the project is approximately 10,000 gross (2,300 net) acres. The Company budgeted approximately $7.6 million for the Barnett Shale gas project in 2005 for the drilling and completion of 7 new wells, pipeline construction and leasehold acquisition.

Onshore Gulf Coast of South Texas

Yegua/Frio/Wilcox Gas Project, Jackson and Wharton Counties, Texas – This project generated approximately 25% of the Company’s third quarter 2005 daily production (1,156 BOE per day) and represented approximately 9% of its reserve value as of December 31, 2004.

The Company’s Wilcox Gas Project currently has four wells online and producing at a combined rate of approximately 40,550 gross Mcf of gas per day and 720 gross barrels of oil per day, or 7,480 gross BOE per day (1,025 BOE per day, net to Parallel). The current average daily producing rate from each of these four wells ranges from a low of 7,280 gross Mcf to a high of 12,300 gross Mcf of gas per day. Additional wells are planned to fully develop the project. Parallel’s working interest in this project is approximately 15.9% before payout and approximately 23.8% after payout.

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Parallel Petroleum Announces Operations Update

November 7, 2005

Cook Mountain Gas Project, Liberty County, Texas – This project generated approximately 3% of the Company’s third quarter 2005 daily production (148 BOE per day) and represented approximately 1% of its reserve value as of December 31, 2004.

The Company budgeted approximately $0.9 million for the Cook Mountain gas project in 2005 for the drilling and completion of 4 wells. All 4 wells have been drilled. One well was a dry hole, 1 well is awaiting completion, and 2 wells are on production. Parallel owns a 4.2% working interest in one producing well and a 1.4% working interest in the other producing well.

A fifth well, based on a new prospect, is currently drilling. Parallel owns a 5.1% working interest and 3.8% net revenue interest in this well.

Other Projects

Utah/Colorado CBM (Coal Bed Methane) Gas/Conventional Oil & Gas Projects – This project does not yet contribute to the Company’s current daily production or reserve value.

Parallel has increased its leasehold acreage position in this project to approximately 150,000 gross acres. It is a multiple zone project consisting of both oil and gas targets at a depth of less than 6,000 feet. Seismic and geological data evaluation on this project continues. Two wells have been permitted. Due to limited rig availability, Parallel expects to commence drilling operations after the first of the year.

The Company budgeted approximately $1.4 million for this project in 2005 for the drilling and completion of

1 well, seismic and leasehold acquisition, and multiple core test holes for coal-bed methane potential. Parallel owns and operates 100% of this project.

East Texas Cotton Valley Reef Gas Project – This project contributes minimally to the Company’s current daily production and reserve value.

This 3-D seismic gas project has a higher risk profile than the Company’s other projects. The objective is the Cotton Valley barrier reef facies found between depths of approximately 16,000 and 18,000 feet. The project consists of approximately 5,000 gross (650 net) acres.

The first well was drilled to a total depth of 18,100 feet during 2004, finding a non-porous Cotton Valley Reef interval. A completion attempt in the Cotton Valley sands was unsuccessful. The Travis Peak sands have been completed with a large frac stimulation. The well has begun selling gas at an initial flow rate of 541 Mcf per day.

Based on information from the first well, the operator has re-evaluated the seismic data to help determine other drilling locations with optimal porosity potential from all potential pay zones. Based on this evaluation, a second well has been proposed and is expected to be drilled in the first quarter of 2006.

Parallel had budgeted approximately $1.1 million for the Cotton Valley Reef gas project in 2005 for the drilling of 1 well and additional leasehold acquisition. Parallel owns an approximate 13.125% working interest in this project.

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Parallel Petroleum Announces Operations Update

November 7, 2005

Daily Production - Third Quarter 2005, Compared to Second Quarter 2005 and Third Quarter 2004

	3Q 2005	2Q 2005	3Q 2004	3Q 2005	3Q 2005
AREA/PROPERTY	Actual BOE per day	Actual BOE per day	Actual BOE per day	Compared to 2Q 2005 % Change	Compared to 3Q 2004 % Change
Permian Basin
Fullerton San Andres	1,619	1,545	1,294	5%	25%
Diamond M Shallow (1)	62	77	122	(19)%	(49)%
Diamond M Canyon Reef (2)	252	203	108	24%	133%
Carm-Ann San Andres / N. Means Queen (3)	616	351	—	75%	N/A
New Mexico (4)	47	98	30	(52)%	57%
Other Permian Basin (5)	307	340	392	(10)%	(22)%
Total Permian Basin	2,903	2,614	1,946	11%	49%
Barnett Shale (6)	484	—	—	N/A	N/A
Onshore Gulf Coast of South Texas
Yegua/Frio	534	650	671	(18)%	(20)%
Wilcox (7) (8)	622	230	—	170%	N/A
Cook Mountain	148	187	337	(21)%	(56)%
Total Gulf Coast	1,304	1,067	1,008	22%	29%
GRAND TOTAL	4,691	3,681	2,954	27%	59%

(1) 1Q 2005 - initiated conversion of producing wells to injection wells.
(2) 2Q 2005 - initiated deepening program.
(3) 2Q 2005 - initiated workover and drilling program.
(4) reflects results of initial non-operated horizontal Wolfcamp completions.
(5) 1Q 2005 - sold 60 BOE per day, related to certain non-core assets, for $2.5 million.
(6) 3Q 2005 - initial production from first four wells. Two wells awaiting completion.
(7) 1Q 2005 - drilled discovery well.
(8) 3Q 2005 - production from first three wells. Fourth well online during October 2005.

Management Comments

Larry C. Oldham, Parallel’s President, commented, “We are pleased with our 59% increase in daily production, when comparing third quarter 2005 to third quarter 2004, as shown in the table above. This increase in daily production is the result of our 2005 capital investment and our acquisitions in the fourth quarter of 2004. At September 30, 2005, our exit rate was approximately 5,000 BOE per day, which is a record for the Company.”

Oldham further commented, “We are in the process of making a strategic $44.5 million acquisition of the Harris San Andres Field, which is adjacent to, and will complement, our Carm-Ann properties located in the Permian Basin of West Texas.”

In a final comment, Oldham stated, “As of September 30, 2005, capital expenditures have been approximately $34.7 million, or 79%, of our $43.7 million 2005 capital budget. Based on plans for continued development of current projects, initial development of our pending acquisition, sustained strong commodity prices, and availability of services, management is reviewing and evaluating the feasibility of a prospective 2006 capital budget of approximately $100 million, pending board approval.”

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Parallel Petroleum Announces Operations Update

November 7, 2005

Today’s Earnings Conference Call and Webcast Information

The Company’s management will host a conference call to discuss its financial and operational results for the third quarter ended September 30, 2005, this afternoon, Monday, November 7, 2005, at 2:00 p.m. Eastern time (1:00 p.m. Central time). To participate in the call, dial 866-202-1971 or 617-213-8842, Participant Passcode 47260513, at least five minutes before the scheduled start time. The conference call will also be webcast with slides, and can be accessed live at Parallel’s web site, http://www.plll.com. A replay of the conference call will be available at the Company’s web site or by calling 888-286-8010 or 617-801-6888, Passcode 16998173. A written transcript of the conference call, and the supporting slide presentation, will be available on the Company’s web site Presentation page.

The Company

Parallel Petroleum is an independent energy company headquartered in Midland, Texas, engaged in the acquisition, exploration, development and production of oil and gas using 3-D seismic technology and advanced drilling, completion and recovery techniques. Parallel’s primary areas of operation are the Permian Basin of West Texas and New Mexico, North Texas Barnett Shale, Onshore Gulf Coast of South Texas, East Texas and Utah/Colorado. Additional information on Parallel Petroleum Corporation is available at http://www.plll.com.

This release contains forward-looking statements subject to various risks and uncertainties that could cause the Company’s future plans, objectives and performance to differ materially from those in the forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “plan,” “subject to,” “anticipate,” “estimate,” “continue,” “present value,” “future,” “reserves”, “appears,” “prospective,” or other variations thereof or comparable terminology. Factors that could cause or contribute to such differences could include, but are not limited to, those relating to the results of exploratory drilling activity, the Company’s growth strategy, changes in oil and natural gas prices, operating risks, availability of drilling equipment, outstanding indebtedness, changes in interest rates, dependence on weather conditions, seasonality, expansion and other activities of competitors, changes in federal or state environmental laws and the administration of such laws, and the general condition of the economy and its effect on the securities market. While we believe our forward-looking statements are based upon reasonable assumptions, these are factors that are difficult to predict and that are influenced by economic and other conditions beyond our control. Investors are directed to consider such risks and other uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.

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